Exhibit 10.7

QUAD/GRAPHICS, INC.

DIVIDEND/DISCOUNT DEFERRED

COMPENSATION PLAN

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008

i

QUAD/GRAPHICS, INC.
DIVIDEND/DISCOUNT DEFERRED COMPENSATION PLAN

Section 1.   Purpose:

Prior to 2005, the Company issued discounted stock options to a select group of management or highly compensated employees.  As a result of the initial interpretation by the Internal Revenue Service concerning the application of Code Section 409A, the Company desired to split the benefits provided through the discounted options into two separate arrangements:  fair market value options and this Plan.  As a result, the Company adopted the Plan to provide a means by which the dividend and discount features which would otherwise have been provided under the stock option program could be provided to eligible employees.  The final regulations for Code Section 409A require aggregation of the Plan with the fair market value options for purposes of compliance with Code Section 409A, necessitating the substantive revisions in this restatement.  The Plan is intended to be a nonqualified deferred compensation plan under Code Section 409A.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

Section 2.   Definitions:

As used in the Plan, unless otherwise indicated by the context:

2.1          “Account” shall mean, with respect to each Participant, each separate account to be kept for each Participant as described in Section 3.

2.2          “Board” shall mean the Board of Directors of the Company.

2.3          “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4          “Company” shall mean Quad/Graphics, Inc.

2.5          “2005 Amendment” shall mean the amendment to stock option agreements adopted by the Board on December 16, 2005 which became effective for a Participant upon the Participant’s written consent filed with the Company no later than December 31, 2005.

2.6          “Participant” shall mean an employee or director of the Company or any affiliate thereof who (i) on December 31, 2005 had a pre-2005 stock option agreement from the Company for which the 2005 Amendment was effective, or (ii) on or after December 16, 2005 but prior to January 1, 2008 was granted options by the Company.

2.7          “Plan” shall mean the Quad/Graphics, Inc. Dividend/Discount Deferred Compensation Plan as herein set out or as duly amended.

2.8          “Non-Tax Dividend” shall mean a dividend paid by the Company to its shareholders other than a “tax distribution dividend” which is required to be paid by the Company to shareholders pursuant to the terms of the applicable shareholders’ agreement related to taxes passed through to shareholders as a result of the Company’s S corporation election under Code Section 1362.

2.9          “Termination of Employment” shall mean a “separation from service” as defined under the default rules of the applicable regulations for Code Section 409A.

Section 3.   Account:

3.1          Account:  The Company shall establish one or more book reserve Accounts on behalf of each Participant.  A separate Account shall be established for each separate grant of options to the Participant prior to January 1, 2008.  Such Accounts shall be adjusted pursuant to the provisions of Sections 4.2 and 4.3 with respect to the options attributable to the grant reflected in such Account.  The Plan shall not apply to any options granted on or after January 1, 2008.

3.2          Additions:  Each Account for a Participant shall be credited as follows:

3.2.1        For each Account attributable to a pre-2005 stock option grant from the Company for which the 2005 Amendment is effective, as of December 31, 2005, the Account shall be credited with the sum of a dividend equivalent and a discount replacement.  The dividend equivalent shall be equal to $2.00 (to reflect the $2 per share dividend paid on January 3, 2005) times the number of shares underlying the outstanding options on December 31, 2005.  The discount replacement shall be equal to the aggregate amount by which the exercise price for the outstanding options on December 31, 2005 increased due to the 2005 Amendment.

3.2.2        As any Non-Tax Dividends are paid, the Account shall be credited with a dividend equivalent equal to the dollar amount of the per share Non-Tax Dividend times the number of shares underlying options outstanding on the dividend record date for the Non-Tax Dividend.

3.2.3        In the event all or a portion of the options are exercised prior to 2009, from such date until the earlier of the date of distribution in Section 5 or December 31, 2008, the portion of the Account attributable to such exercised options shall be credited with an interest equivalent based on the rate earned in the stable asset account of the Quad/Graphics Personal Enrichment Plan.

3.2.4        An Account shall be credited with the amount designated by the Board from time to time.

3.3          Subtractions:  Each Account for a Participant shall be debited by the amount of any distributions and forfeitures in Section 5.

Section 4.   Vesting:

As of any date, the vested percentage of an Account is based on the percentage of the exercisable options attributable to the grant reflected in such Account.  For this purpose, the percentage of exercisable options is a fraction, the numerator of which is the sum of exercisable options on the applicable date and any options from the same grant which were previously exercised after December 31, 2005, and the denominator of which is the number of options in the grant on the later of the original grant date or December 31, 2005.  For an Account from which no distribution has previously been made, the vested portion of the Account is the vested percentage of the Account value.  For an Account from which a previous distribution has been made under Section 5, the vested portion of the Account is an amount (“X”) determined by the formula X = P(AB + D) – D, where P is the vested percentage, AB is the Account value, and D is the amount of the previous distributions from the Account.

Section 5.   Distribution:

5.1          Options Exercised Prior to January 1, 2009:  With respect to options that were exercised prior to January 1, 2009, the vested portion of a Participant’s Accounts attributable to such options shall be paid to the Participant in a cash lump sum amount in January 2009.

5.2          Options Exercised After December 31, 2008:  With respect to options that are exercised after December 31, 2008, the vested portion of a Participant’s Accounts attributable to such an option shall be paid to the Participant in a cash lump sum amount on the date of exercise of the option.

5.3          Expired Options and Other Forfeitures:  With respect to any options that expire without being exercised, the portion of a Participant’s Accounts attributable to such options shall be forfeited, whether otherwise vested or nonvested.

Section 6.   Amendment and Termination of Plan:

The Board may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Accounts as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accounts in such a manner as to cause of violation of Code Section 409A.

Section 7.   Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

7.1          Initial claim for benefits:  Any Participant who believes he/she is entitled to benefits or a distribution under the Plan in an amount greater than being provided may file a claim under this Section 8.  Any such claim shall be filed in writing stating the nature of the claim, the facts supporting the claim, the amount claimed, and the name and address of the claimant.  Each claim shall be answered by the Company in writing stating whether the claim is granted or denied.  Such response shall be provided within ninety (90) days of the claim’s receipt by the Company unless an extension of time is needed to process the claim, in which case the Company shall notify the claimant of the need for a time extension which shall not exceed an additional ninety (90) days.  If the claim is wholly or partially denied, the reasons for denial and the pertinent Plan provisions shall be set forth in the written notice to the claimant, together with an explanation of the claimant’s appeal rights.

7.2          Appeals:  Within ninety (90) days after notice that a claim is denied, the claimant may file a written appeal to the Company, including any comments, statements, or documents the claimant may desire to provide.  The Company shall consider the claim and render a written decision within sixty (60) days after the appeal is timely filed; provided, however, that, if an extension of time is needed to process the appeal, the claimant shall be given notice of such extension which shall not go beyond an additional sixty days (60) days.  In the event the claim is denied upon appeal, the Company shall set forth the reasons for denial and the pertinent Plan provisions in its written decision.  The Company shall comply with any reasonable request from a claimant prior to his/her filing an appeal for documents or information relevant to the claimant’s claim.  The Company shall have discretionary authority to determine eligibility for benefits and to construe and apply the terms of the Plan; and any such determination or construction and application shall be final and binding on all parties unless arbitrary and capricious.

Section 8.   Miscellaneous Provisions:

8.1          Administration:  The Company shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

8.2          Set off:  Notwithstanding any other provision of this Plan, the Company may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Company that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

8.3          Continuation of employment:  The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Participant for continuation of employment, nor shall it interfere with the right of the Company to discharge any Participant or to deal with him without regard to the effect thereof under the Plan.

8.4          Contractual Liability:  The obligation of the Company to make payments hereunder shall constitute a contractual liability of the Company to the Participant.  Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Company by reason of its obligations hereunder.  To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

8.5          Benefits not assignable:  No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts.

8.6          Payments to minors and others:  If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Company, upon the receipt of satisfactory evidence of his/her incapacity and satisfactory evidence that another person or institution is maintaining him/her and that no guardian or committee has been appointed for him/her, may cause any payment otherwise payable to him/her to be made to such person or institution so maintaining him/her.  Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

8.7          Code Section 409A:  Although the Plan is intended to comply with Code Section 409A, no guarantee is given to any Participant of the tax treatment of any benefits under the Plan.

8.8          Construction:  The provisions of the Plan shall be construed and enforced according to the laws of the State of Wisconsin, except to the extent that such laws are superseded by the Employee Retirement Income Security Act of 1974.